Exhibit 99.1

FOR IMMEDIATE RELEASE
For Further Information:

Steve Sobieski, CFO
LIFECELL
Phone:  908-947-1106
E-mail: ssobieski@lifecell.com


          LIFECELL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2002 RESULTS
                        MANAGEMENT PROVIDES 2003 GUIDANCE

BRANCHBURG, N.J., MARCH 4, 2003 - LifeCell Corporation (NASDAQ: LIFC), a leader in the emerging field of regenerative medicine through the development and commercialization of biological products to repair or replace the body's damaged tissue, announced today financial results for the fourth quarter and year ended December 31, 2002.


2002  Highlights
----------------
- Record product revenues of $8.9 million in the fourth quarter and $32.9 million in the full year;
- Fifth consecutive profitable quarter and first ever full year of net income;
-    $1.4 million full year net income versus $2.1 million net loss in 2001; and
-    Operating cash flow improved by $4.2 million versus 2001.

"Revenue growth in 2002 was primarily driven by extending the use of AlloDerm(R), our acellular tissue matrix into new and innovative clinical applications," said Paul Thomas, President and CEO of LifeCell. "AlloDerm is rapidly becoming a recognized brand name within the surgical community and a more commonly used critical component of advanced biological wound healing medicine."


FOURTH  QUARTER  2002
---------------------

The Company reported product revenues of $8.9 million for the fourth quarter of 2002, up 33 percent from $6.7 million for the same period in 2001. The increase in product revenues in the fourth quarter of 2002 was largely due to increased demand for the Company's AlloDerm(R) products which grew 38 percent compared to the fourth quarter of 2001.


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Net  income  for the fourth quarter rose to $435,000 compared to $102,000 in the fourth quarter of 2001. The improvement in net income was principally due to an increase in net contribution resulting from higher product revenues and processing efficiencies. At the same time, LifeCell increased its level of research and development investment by approximately $350,000 in the quarter, with part of the increase offset by higher grant revenues.

FULL  YEAR  2002  RESULTS
-------------------------

Product revenues for the year increased 24 percent to $32.9 million from $26.6 million in 2001. The increase was largely due to a 35 percent increase in demand for the Company's AlloDerm(R) product line.

The Company reported its first ever, full year net income in 2002. Net income for the year was $1.4 million, representing a $3.5 million improvement from the $2.1 million net loss in 2001. The improvement in net income was principally due to the positive contribution from higher product revenues and improved gross margin resulting from higher volume and process improvements.

In 2002, the Company generated cash flow from operations of $2.5 million compared with net cash used to fund operations of $1.7 million in 2001. The
Company  ended  the  year  with cash and short-term investments of $5.5 million.



2003  Outlook
-------------


Management provided the following guidance for 2003:

-    Product  revenues  are  expected  to be in the range of $38 to $40 million.
-    Product  gross  margins  are  expected to remain in the same range as 2002.
- The Company is planning to increase its research and development spending approximately 20 percent, with part of the increase offset by higher grant revenues.
- Operating income is expected to grow to approximately $2 million and the Company expects to be profitable in each quarter.
- The Company expects to generate positive cash flow from operations and to remain essentially cash flow neutral for the year after funding capital asset purchases and debt service.

Mr. Thomas added, "Overall, our focus in 2003 will be to increase product revenues, while continuing to invest in our infrastructure and expand our research and development efforts targeted at orthopedic and cardiovascular applications. Our goal is to accomplish all of this while maintaining a positive bottom line."


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CONFERENCE CALL
---------------

As previously reported, a conference call will be conducted by LifeCell management today, March 4, 2003 at 11:00 a.m. Eastern time to discuss these operating results and related matters. You may listen to the conference call by calling (800) 451-7724 and indicating access code: LifeCell. The conference call will be recorded and an automated playback of the conference call will be available through March 11, 2003 by dialing (800) 839-4198 and indicating access code LifeCell.

A listen-only, live webcast of the conference call will be available at http://www.firstcallevents.com/service/ajwz376020423gf12.html. If you are
-------------------------------------------------------------
unable to listen during the live webcast, the call will be archived on LifeCell's web site http://www.LifeCell.com through March 11, 2003.
                       -----------------------


ABOUT  LIFECELL
---------------

LifeCell is a leader in the emerging field of regenerative medicine through the development and commercialization of biological products for the repair and replacement of damaged or inadequate tissue in numerous different clinical applications. The Company's proprietary tissue matrix technology removes cells from allograft tissue and preserves the tissue without damaging the essential biochemical and structural components necessary for normal tissue regeneration. LifeCell currently markets four proprietary human tissue based products:
AlloDerm(R) for plastic reconstructive and burn procedures through LifeCell's direct sales force and for periodontal procedures through BioHorizons, Inc.; Cymetra(R), a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales force and a co-promotion agreement with OMP, Inc.; Repliform(TM), a version of AlloDerm for urology and gynecology procedures, through a marketing and distribution agreement with Boston Scientific Corporation; and Graft Jacket(TM), an acellular periosteum replacement graft through a distribution agreement with Wright Medical Group, Inc. The Company is also the exclusive marketing agent for the SmartPReP(TM) Platelet Concentration System in the United States to ENT (ear, nose and throat), plastic reconstructive and general surgeons in hospitals. The Company's development programs include the application of its tissue matrix technology to vascular, nerve and orthopedic tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit our website at www.lifecell.com.
                                                          ----------------


This press release contains preliminary earnings results that are subject to review and finalization in connection with the preparation of the Company's Form 10-K report. This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's ability to develop and market new products and continue to increase its product revenues in 2003 and beyond, remain profitable and generate positive cash flow from operating activities. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Reports as filed with the Securities and Exchange Commission.


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
                              LIFECELL CORPORATION
                              FINANCIAL HIGHLIGHTS
                                  (Unaudited)


                                              THREE MONTHS ENDED               YEAR ENDED
STATEMENT OF OPERATIONS DATA:                     DECEMBER 31,                DECEMBER 31,
                                          --------------------------  --------------------------
                                              2002          2001          2002          2001
                                          ------------  ------------  ------------  ------------
Revenues:
    Product revenues                      $ 8,864,000   $ 6,671,000   $32,935,000   $26,560,000
    Research grant revenues                   409,000       222,000     1,493,000     1,209,000
                                          ------------  ------------  ------------  ------------
        Total revenues                      9,273,000     6,893,000    34,428,000    27,769,000
                                          ------------  ------------  ------------  ------------

Costs and Expenses:
    Cost of products sold                   2,583,000     2,060,000    10,134,000     8,862,000
    Research and development                1,421,000     1,064,000     5,015,000     4,351,000
    General and administrative              1,100,000       821,000     4,590,000     4,098,000
    Selling and marketing                   3,733,000     2,793,000    13,288,000    11,978,000
                                          ------------  ------------  ------------  ------------
        Total costs and expenses            8,837,000     6,738,000    33,027,000    29,289,000
                                          ------------  ------------  ------------  ------------

Income (loss) from operations                 436,000       155,000     1,401,000    (1,520,000)

Interest and other expense, net                (8,000)      (53,000)     (129,000)     (550,000)
                                          ------------  ------------  ------------  ------------

Income (loss) before income taxes             428,000       102,000     1,272,000    (2,070,000)

    Income tax benefit, net                     7,000            --       157,000            --
                                          ------------  ------------  ------------  ------------

Net income (loss)                             435,000       102,000     1,429,000    (2,070,000)

Preferred stock and deemed dividends               --    (1,151,000)           --    (1,591,000)
                                          ------------  ------------  ------------  ------------

Net income (loss) applicable to
    common stockholders                   $   435,000   $(1,049,000)  $ 1,429,000   $(3,661,000)
                                          ============  ============  ============  ============

Net income (loss) per common share:
    Basic                                 $      0.02   $     (0.05)  $      0.07   $     (0.20)
                                          ============  ============  ============  ============
    Diluted                               $      0.02   $     (0.05)  $      0.06   $     (0.20)
                                          ============  ============  ============  ============
Shares used in computing
    net income (loss) per common share:
    Basic                                  21,307,000    19,964,000    21,176,000    18,240,000
                                          ============  ============  ============  ============
    Diluted                                24,580,000    19,964,000    24,696,000    18,240,000
                                          ============  ============  ============  ============


  BALANCE SHEET DATA:                                                      DECEMBER 31,
                                                                     ------------------------
                                                                        2002         2001
                                                                     -----------  -----------
Cash and cash equivalents
    and short-term investments                                       $ 5,458,000  $ 4,900,000
Working capital                                                       11,466,000    8,851,000
Total assets                                                          24,116,000   23,131,000
Long-term debt (including current portion)                               863,000    2,197,000
Total stockholders' equity                                            17,719,000   14,833,000

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